Exhibit 4.9.7

EXECUTION VERSION

THIRD AMENDED AND RESTATED MASTER MOTOR VEHICLE OPERATING LEASE AND SERVICING AGREEMENT

Dated as of September 18, 2009

between

HERTZ VEHICLE FINANCING LLC

as Lessor

and

THE HERTZ CORPORATION

as Lessee and Servicer

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Table of Contents

(continued)

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Table of Contents

(continued)

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THIRD AMENDED AND RESTATED MASTER MOTOR VEHICLE OPERATING LEASE AND SERVICING AGREEMENT

This Third Amended and Restated Master Motor Vehicle Operating Lease and Servicing Agreement (this “Agreement”), dated as of September 18, 2009, by and between HERTZ VEHICLE FINANCING LLC, a Delaware limited liability company (“HVF”), as lessor (in such capacity, the “Lessor”) and THE HERTZ CORPORATION, a Delaware corporation (“Hertz”), as lessee (in such capacity, the “Lessee”) and as servicer (in such capacity, the “Servicer”).

W I T N E S S E T H:

WHEREAS, HVF and Hertz entered into a Master Motor Vehicle Operating Lease and Servicing Agreement, dated as of September 18, 2002, as amended pursuant to Amendment No. 1 to the Master Motor Vehicle Operating Lease and Servicing Agreement, dated as of March 31, 2004, as amended and restated pursuant to the Amended and Restated Master Motor Vehicle Operating Lease and Servicing Agreement, dated as of December 21, 2005, and as further amended and restated pursuant to the Second Amended and Restated Master Motor Vehicle Operating Lease and Servicing Agreement, dated as of August 1, 2006 (the “Prior Agreement”);

WHEREAS, HVF and Hertz desire to amend and restate the Prior Agreement in its entirety as herein set forth;

WHEREAS, the Lessor has purchased or will purchase passenger automobiles and light duty trucks (the “HGI Vehicles”) from Hertz General Interest LLC (“HGI”) pursuant to the Purchase Agreement that the Lessor determines shall be leased hereunder;

WHEREAS, the Lessor has received as a capital contribution from Hertz all of Hertz’s right, title and interest in and to the Initial Hertz Vehicles pursuant to the Hertz Contribution Agreement;

WHEREAS, the Lessor has purchased from Hertz Funding Corp. (“HFC”) all of HFC’s right, title and interest in and to the Service Vehicles (collectively with the HGI Vehicles and the Initial Hertz Vehicles, the “Vehicles”);

WHEREAS, the Lessor desires to lease to the Lessee and the Lessee desires to lease from the Lessor the Vehicles for use in connection with the daily rental car business of the Lessee or in the business of, pursuant to a sub-lease between the Lessee and Hertz Equipment Rental Corporation (“HERC”), Lessee’s wholly owned subsidiary, in connection with the daily equipment rental business of HERC, or by Hertz or HERC’s employees in their personal or professional capacities;

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  DEFINITIONS.  Except as otherwise specified, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Definitions List attached as Schedule 1 to the Second Amended and Restated Base Indenture, dated as of September 18, 2009, between HVF, as Issuer, and The Bank of New York Mellon Trust Company, N.A., as Trustee, as such indenture may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms.

2.  GENERAL AGREEMENT.(a)    The Lessee and the Lessor intend that this Agreement is a lease and that the relationship between the Lessor and the Lessee pursuant hereto shall always be only that of lessor and lessee, and the Lessee hereby declares, acknowledges and agrees that the Lessor is the owner of, and pursuant to the Nominee Agreement, the Hertz Nominee Agreement or the HFC Nominee Agreement, the Nominee, the Hertz Nominee or the HFC Nominee, as applicable, holds legal title to, the Vehicles.  The Lessee shall not acquire by virtue of this Agreement any right, equity, title or interest in or to any Vehicles, except the right to use the same under the terms hereof.  The parties agree that this Agreement is a “true lease” and agree to treat this Agreement as a lease for all purposes, including accounting, regulatory and otherwise, except it will be disregarded for income tax purposes.

(b)           If, notwithstanding the intent of the parties to this Agreement, this Agreement is characterized by any third party as a financing arrangement or as otherwise not constituting a “true lease,” then it is the intention of the parties that this Agreement shall constitute a security agreement under applicable law, and, to secure all of its obligations under this Agreement, the Lessee hereby grants to the Lessor a security interest in all of the Lessee’s right, title and interest, if any, in and to all of the following assets, property and interests in property, whether now owned or hereafter acquired or created:

(i)            the rights of the Lessee under this Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms, and each Supplemental Document (other than the Manufacturer Programs) (the “Lessee Agreements”), including, without limitation, (a) all monies, if any, due and to become due to the Lessee under or in connection with any of the Lessee Agreements, whether payable as rent, fees, expenses, costs, indemnities, insurance recoveries, damages for the breach of any of the Lessee Agreements or otherwise, and (b) all rights, remedies, powers, privileges and claims of the Lessee against any other party under or with respect to the Lessee Agreements (whether arising pursuant to the terms of such Lessee Agreements or otherwise available to the Lessee at law or in equity), including the right to enforce any of the Lessee Agreements and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to the Lessee Agreements or the obligations and liabilities of any party thereunder, (c) all liens and property from time to time purporting to secure payment of the obligations and liabilities of the Lessee arising under or in connection with the Lessee Agreements, together with any documents or agreements describing any collateral securing such obligations or liabilities, and (d) all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such obligations and liabilities of the Lessee pursuant to the Lessee Agreements;

(ii)           all HVF Vehicles which, notwithstanding that this Agreement is intended to convey only a leasehold interest, are determined to be owned by the Lessee, and all Certificates of Title with respect to the HVF Vehicles;

(iii)          all right, title and interest of the Lessee in and to any proceeds from the sale of HVF Vehicles which, notwithstanding that this Agreement is intended to convey only a leasehold interest, are determined to be owned by the Lessee, including all monies due in respect of such HVF Vehicles, whether payable as the purchase price of such HVF Vehicles or as fees, expenses, costs, indemnities, insurance recoveries or otherwise;

(iv)          all payments under insurance policies (whether or not the Lessor, the Collateral Agent or the Trustee is named as the loss payee thereof) with respect to the HVF Vehicles or any warranty payable by reason of loss or damage to, or otherwise with respect to, any of the HVF Vehicles;

(v)           all additional property relating to the HVF Vehicles that may from time to time hereafter be subjected to the grant and pledge under this Agreement, as same may be modified or supplemented from time to time, by the Lessee or by anyone on its behalf; and

(vi)          all Proceeds of any and all of the foregoing including, without limitation, payments under insurance (whether or not the Lessor is named as the loss payee thereof) and cash.

(c)           To secure the Note Obligations, the Lessee hereby grants to the Collateral Agent on behalf of the Noteholders, a first priority security interest in all of the Lessee’s right, title and interest, if any, in and to all of the collateral described in Section 2(b) above, whether now owned or hereafter acquired or created.  Upon the occurrence of a Liquidation Event of Default or a Limited Liquidation Event of Default with respect to any Series of Notes Outstanding and subject to the provisions of the Related Documents, the Collateral Agent shall have all of the rights and remedies of a secured party, including, without limitation, the rights and remedies granted under the UCC.

(d)           The Lessee agrees to deliver to the Lessor and the HVF Secured Party on or before the Series 2009-1 Closing Date:

(i)            a written search report from a Person satisfactory to the Lessor listing all effective financing statements that name the Lessee as debtor or assignor, and that are filed in the jurisdictions in which filings were made pursuant to clause (ii) below, together with copies of such financing statements;

(ii)           evidence of the filing in the State of Delaware of proper financing statements on Form UCC-1 naming the Lessee, as debtor, and the Lessor, as secured party and the Collateral Agent as assignee secured party, covering the collateral described in Section 2(b) above; and

(iii)          evidence of the filing in the State of Delaware of proper financing statements on Form UCC-l naming the Lessee, as debtor, and the Collateral Agent as secured party covering the collateral described in Section 2(b) above;

(e)           The Lessee hereby authorizes the Lessor to file, or cause to be filed, financing or continuation statements, and amendments thereto and assignments thereof, under the applicable UCC in order to perfect its interest in the security granted pursuant to Section 2(b) hereof.

2.1.  Lease of Vehicles.  From time to time, subject to the terms and provisions hereof, the Lessor agrees to lease to the Lessee, and the Lessee agrees to lease from the Lessor, the New Vehicles identified in New Vehicle Schedules and Transferred HVF Vehicles identified in Transferred Vehicle Schedules, in each case provided to the Lessor by the Servicer from time to time pursuant to Sections 1.04 and 1.06 of the Purchase Agreement.  This Agreement, together with the Manufacturer Programs, the New Vehicle Schedules, the Rejected Vehicle Schedules, the Transferred Vehicle Schedules, the Initial Hertz Vehicle Schedules, the Service Vehicle Schedules and any other related documents attached to this Agreement, in each case solely to the extent to which such Manufacturer Programs, schedules and documents relate to HVF Vehicles or otherwise relate to and/or constitute Collateral (collectively, the “Supplemental Documents”), will constitute the entire agreement regarding the leasing of Vehicles by the Lessor to the Lessee.

2.2.  Non-Liability of Lessor. AS BETWEEN THE LESSOR AND THE LESSEE, ACCEPTANCE FOR LEASE OF THE VEHICLES UNDER THE PURCHASE AGREEMENT SHALL CONSTITUTE THE LESSEE’S ACKNOWLEDGMENT AND AGREEMENT THAT THE LESSEE HAS FULLY INSPECTED SUCH VEHICLES, THAT SUCH VEHICLES ARE IN GOOD ORDER AND CONDITION AND ARE OF THE MANUFACTURE, DESIGN, SPECIFICATIONS AND CAPACITY SELECTED BY THE LESSEE, THAT THE LESSEE IS SATISFIED THAT THE SAME ARE SUITABLE FOR THIS USE AND THAT THE LESSOR IS NOT A MANUFACTURER OR ENGAGED IN THE SALE OR DISTRIBUTION OF VEHICLES, AND HAS NOT MADE AND DOES NOT HEREBY MAKE ANY REPRESENTATION, WARRANTY OR COVENANT WITH RESPECT TO MERCHANTABILITY, CONDITION, QUALITY, DURABILITY OR SUITABILITY OF SUCH VEHICLE IN ANY RESPECT OR IN CONNECTION WITH OR FOR THE PURPOSES OR USES OF THE LESSEE, OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT EXPRESS OR IMPLIED OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT THERETO.  THE LESSOR SHALL NOT BE LIABLE FOR ANY FAILURE TO PERFORM ANY PROVISION HEREOF RESULTING FROM FIRE OR OTHER CASUALTY, NATURAL DISASTER, RIOT, STRIKE OR OTHER LABOR DIFFICULTY, GOVERNMENTAL REGULATION OR RESTRICTION, OR ANY CAUSE BEYOND THE LESSOR’S DIRECT CONTROL.  IN NO EVENT SHALL

THE LESSOR BE LIABLE FOR ANY INCONVENIENCES, LOSS OF PROFITS OR ANY OTHER CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES RESULTING FROM ANY DEFECT IN OR ANY THEFT, DAMAGE, LOSS OR FAILURE OF ANY VEHICLE, AND THERE SHALL BE NO ABATEMENT OF RENT OR OTHER AMOUNTS PAYABLE HEREUNDER BECAUSE OF THE SAME.

2.3.  Return.  (a)   The Servicer will act as the Lessor’s agent in returning (as set forth in this Section 2.3) or otherwise disposing of each Vehicle on the Vehicle Operating Lease Expiration Date with respect to such Vehicle.

(b)  The Lessee will, subject to Sections 2.4 and 2.5, return each Program Vehicle (other than a Casualty, a Rejected Vehicle or a Program Vehicle which has become an Ineligible Vehicle) to the Servicer in accordance with the requirements of Section 3.1(b), who upon receipt of such Program Vehicle will return such Program Vehicle to the nearest related Manufacturer official auction or other facility designated by such Manufacturer at the Lessee’s sole expense in accordance with the requirements of Section 3.1(b).

(c)  The Lessee will, subject to Sections 2.4 and 2.5, return each Non-Program Vehicle to the Servicer not less than thirty (30) days prior to the Maximum Lease Termination Date with respect to such Non-Program Vehicle, who upon receipt of such Non-Program Vehicle will dispose of such Non-Program Vehicle in accordance with the requirements of Section 2.5(b).

2.4.  Lessee’s Right to Purchase Vehicles.  The Lessee shall have the option, exercisable with respect to any Vehicle during the Vehicle Term, to purchase such Vehicle for an amount equal to the greater of (i) the Termination Value or (ii) the Market Value of such Vehicle, in each case, as of the date such amount shall be deposited in the Collection Account (the greater of such amounts being referred to as the “Vehicle Purchase Price”).  In the event the Lessee exercises its option to purchase any Vehicle, the Lessee shall pay the Vehicle Purchase Price of such Vehicle to the Lessor on or before the Payment Date with respect to the Related Month in which the Lessee elects to purchase such Vehicle and the Lessee will pay on or before such Payment Date all accrued and unpaid Monthly Base Rent and any Monthly Variable Rent then due and payable with respect to such Vehicle through such Payment Date.  Monthly Base Rent and Monthly Variable Rent will continue to accrue with respect to such Vehicle through such Payment Date.  The Lessor shall transfer title to any such Vehicle to, or shall direct the Nominee, the Hertz Nominee or the HFC Nominee, as applicable, to transfer title to any such Vehicle to, the Lessee concurrently with or promptly after the deposit of Vehicle Purchase Price (and any such unpaid Monthly Base Rent and Monthly Variable Rent) into the Collection Account.

2.5.  Lessor’s Right to Cause Vehicles to be Sold.  If the Lessee does not elect to purchase any Vehicle pursuant to Section 2.4, then:

(a)  The Lessor shall have the right, at any time with the consent of the Lessee or during the ninety (90) days prior to the expiration of the Maximum Term for a Program Vehicle, to direct the Servicer to arrange for the sale of such Program Vehicle to a third party, if permitted under the related Manufacturer Program, for a price greater than or equal to the Termination Value of such Program Vehicle, reduced by the amount of any non-return incentive received by the Lessor or payable to the Lessor from the Manufacturer in respect of such Program Vehicle pursuant to such Manufacturer Program if such Manufacturer is an Eligible Program Manufacturer, on or prior to the Maximum Lease Termination Date with respect to such Program Vehicle.  Notwithstanding the disposition of a Program Vehicle pursuant to this Section 2.5(a) prior to the end of a calendar month, the Lessee shall pay to the Lessor all accrued and unpaid Monthly Base Rent and any Monthly Variable Rent then due and payable with respect to such Program Vehicle through the Payment Date with respect to the Related Month during which the Disposition Proceeds of such Program Vehicle are deposited into the Collection Account, unless such Program Vehicle is a Casualty or becomes an Ineligible Vehicle, payment for which will be made in accordance with Section 6.  When a sale of such Program Vehicle is arranged by the Servicer pursuant to this Section 2.5(a), (i) the Servicer shall deliver the Vehicle to the purchaser thereof and (ii) the Servicer shall cause to be deposited into the Collateral Account the funds paid for such Vehicle by the purchaser.

(b)  The Servicer shall use commercially reasonable efforts, at its own expense, to arrange for the sale of each Non-Program Vehicle to a third party for the Vehicle Purchase Price with respect to such Vehicle on or prior to the Maximum Lease Termination Date with respect to such Non-Program Vehicle.  Notwithstanding the disposition of a Non-Program Vehicle by the Servicer prior to the end of a calendar month, the Lessee shall pay to the Lessor all accrued and unpaid Monthly Base Rent and any Monthly Variable Rent then due and payable with respect to such Non-Program Vehicle through the Payment Date with respect to the Related Month during which the Disposition Proceeds of such Non-Program Vehicle are deposited into the Collection Account, unless such Non-Program Vehicle is a Casualty or becomes an Ineligible Vehicle, payment for which will be made in accordance with Section 6.  When a sale of such Non-Program Vehicle is arranged by the Servicer pursuant to this Section 2.5(b), (i) the Servicer shall deliver the Vehicle to the purchaser thereof and (ii) the Servicer shall cause to be deposited into the Collateral Account the funds paid for such Vehicle by the purchaser; provided, that, the Lessee may deliver to the Servicer any Non-Program Vehicle that remains eligible under, and subject to, a Manufacturer Program for return to the related Manufacturer in accordance with Section 3.1(b) hereof as if such Non-Program Vehicle were a Program Vehicle if the Servicer reasonably believes that such Manufacturer will honor its obligations under such Manufacturer Program with respect to such Vehicle.

(c)  In the event any Vehicle or Vehicles are not purchased by the Lessee pursuant to Section 2.4, sold to a third party pursuant to Section 2.5 or returned to a Manufacturer pursuant to Section 3.1(b), the Servicer shall return such Vehicle to the Lessor, on the

Payment Date with respect to the Related Month in which the applicable Maximum Lease Termination Date falls, and the Lessee shall pay an amount equal to all accrued but unpaid Monthly Base Rent and all Monthly Variable Rent payable with respect to such Vehicles through such Payment Date.

2.6.  Redesignation of Vehicles.  At any time, including without limitation, if (i) a Program Vehicle becomes ineligible for repurchase by its Manufacturer or for sale at Auction under the applicable Manufacturer Program or (ii) the return of a Program Vehicle to the applicable Manufacturer cannot otherwise be effected for any reason, the Lessor (or the Servicer on its behalf and at its instruction) may redesignate a Program Vehicle as a Non-Program Vehicle, provided that, unless such Manufacturer is a Defaulting Manufacturer, no Amortization Event or Potential Amortization Event with respect to any Series of Notes Outstanding has occurred and is continuing or would be caused by such redesignation and provided further, in each case, that in connection with such redesignation the Lessor shall establish a Depreciation Schedule for such redesignated Non-Program Vehicle in accordance with Section 24 and the Lessee shall pay to the Lessor on the next succeeding Payment Date an amount equal to the difference, if any, between the Net Book Value of such Vehicle as of the date of redesignation and an amount (the “Redesignation Amount”) equal to the Net Book Value of such Vehicle as of the date of redesignation calculated as if such Vehicle been a Non-Program Vehicle on the Vehicle Operating Lease Commencement Date for such Vehicle subject to such newly established Depreciation Schedule; provided further, however, that if (I) a Program Vehicle is redesignated as a Non-Program Vehicle under the circumstances described in Section 18(b) or (II) a Non-Program Vehicle is purchased from a Manufacturer during the continuance of a Manufacturer Event of Default pursuant to clause (ii) of the definition thereof with respect to such Manufacturer and such Vehicle would constitute a Program Vehicle but for the existence of such Manufacturer Event of Default (each such Vehicle, a “Redesignated Ineligible Program Vehicle”), if (x) the Manufacturer of such Vehicle assumes its Manufacturer Program in accordance with the Bankruptcy Code, (y) following the assumption described in such clause (x), such Non-Program Vehicle is eligible under such assumed Manufacturer Program and otherwise meets the qualifications for Program Vehicles under an Eligible Manufacturer Program and (z) there are at least thirty (30) days prior to the expiration of the Maximum Term for a Program Vehicle, the Lessor may redesignate such Non-Program Vehicle as a Program Vehicle, and, in connection with such redesignation, future Depreciation Charges in respect of such redesignated Program Vehicle shall be made in accordance with requirements for Program Vehicles set forth in the definition of Depreciation Charges and the Lessor shall pay to the Lessee on the next succeeding Payment Date (a) in the case of any Vehicle that has not previously been redesignated as a Non-Program Vehicle, an amount equal to the difference, if any, between the Net Book Value of such Vehicle as of the date of redesignation and an amount equal to the Net Book Value of such Vehicle as of the date of redesignation calculated as if such Vehicle had been a Program Vehicle at all times on and after the Vehicle Operating Lease Commencement Date for such Vehicle or (b) in all other cases an amount (the “Assumption Redesignation Amount”) equal to the difference, if any, between the Net Book Value of such redesignated Program Vehicle as of the date of such redesignation of such Vehicle as a Program Vehicle and an amount equal to the Net Book Value of such redesignated Program Vehicle as of such date of redesignation calculated as if such Vehicle been a Program Vehicle on the Vehicle Operating Lease Commencement Date for such Vehicle and such Vehicle had never been redesignated from a Program Vehicle to a Non-Program Vehicle; provided further that (1) no payment shall be required to be made and no payment may be made by the Lessor pursuant to the immediately preceding proviso to the extent that an Amortization Event of Potential Amortization Event with respect to any Series of Notes Outstanding exists or would be caused by such payment, (2) the amount of any such payment to be made by the Lessor on any such date shall be capped at and be paid from (and the obligation of the Lessor to make such payment on such date shall be limited to) the amount of funds available to be released to the Lessor on such date and (3) if any such payment from the Lessor is limited in amount pursuant to either clause (1) or clause (2) above, the Lessor shall pay to the Lessee the funds available to be released to the Lessor on such Payment Date and shall pay to the Lessee on each Payment Date thereafter the amount available to be released to the Lessor until such payment described in clause (a) or clause (b) above has been paid in full to the Lessee.

2.7.  Limitations on the Leasing or Redesignation of Certain Vehicles.  The Lessor and the Lessee hereby agree that the Lessor shall not lease to the Lessee New Vehicles or Transferred HVF Vehicles pursuant to Section 2.1, the Lessor shall not sell HVF Vehicles to HGI pursuant to Section 1.06 of the Purchase Agreement and the Lessor shall not redesignate Program Vehicles as Non-Program Vehicles pursuant to Section 2.6 if, as of the date of the addition of such New Vehicles or Transferred HVF Vehicles hereunder, the sale of such HVF Vehicles or such redesignation, after giving effect to such addition, sale or redesignation, (a) an Enhancement Deficiency would exist (after giving effect to any simultaneous voluntary increases in the level of Enhancement permitted under the Indenture) under any Series of Notes, unless (i) such addition, sale or redesignation would decrease the amount of, or cure, such Enhancement Deficiency or (ii) in the case of such redesignation, the Manufacturer of the applicable Vehicle is a Defaulting Manufacturer or (b) there would be a failure or violation of any other conditions, requirements or restrictions with respect to the leasing of Eligible Vehicles under this Agreement as is specified in any Series Supplement (other than a Segregated Series Supplement).

2.8.  Conditions to Each Lease of Vehicle.  The agreement of the Lessor to lease any Vehicle to the Lessee hereunder is subject to the following conditions precedent being satisfied on or prior to the Vehicle Operating Lease Commencement Date for such Vehicle.  The Lessee hereby agrees that each acceptance of a Vehicle under the Purchase Agreement, the Hertz Contribution Agreement or the HFC Purchase Agreement shall be deemed to constitute a representation and warranty by the Lessee to the Lessor and the Trustee that all the conditions precedent to the leasing of such Vehicle hereunder shall have been satisfied and shall constitute acceptance by the Lessee of such Vehicle under the Lease as of such Vehicle Operating Lease Commencement Date:

(a)  No Default.  No Potential Operating Lease Event of Default or Operating Lease Event of Default shall have occurred and be continuing on such date or would result from the leasing of such Vehicle hereunder;

(b)  Funding.  HVF shall have sufficient funds (other than funds allocated to one or more Segregated Series of Indenture Notes relating to or constituting Series-Specific Collateral) available under the Indenture or otherwise to purchase such Vehicle from HGI or HFC pursuant to the Purchase Agreement or the HFC Purchase Agreement, respectively;

(c)  Representations and Warranties.  The representations and warranties contained in Section 25 are true and correct in all material respects as of such date;

(d)  Eligible Vehicle.  Such Vehicle is an Eligible Vehicle and (x) if such Vehicle is being purchased under the HFC Purchase Agreement, such Vehicle satisfies the definition of Service Vehicle and (y) if such Vehicle is being contributed pursuant to the Hertz Contribution Agreement, such Vehicle satisfies the definition of Initial Hertz Vehicle; and

(e)  No Violation of Section 2.7.  No violation of Section 2.7 shall have occurred and be continuing on such date or would result from the leasing of such Vehicle hereunder.

2.9.  Compliance with Master Exchange Agreement.  In connection with (x) any return by the Servicer of a Vehicle leased hereunder to a Manufacturer pursuant to Section 3.1(b), (y) any sale by the Servicer of a Vehicle leased hereunder to a third party pursuant to Section 2.5 or (z) other disposition of a Vehicle leased hereunder, the Servicer agrees, to the extent requested by the Lessor, to cooperate with the Lessor in effecting such sale or return on behalf of the Lessor pursuant to, and in accordance with, the terms of the Master Exchange Agreement.

3.  TERM.

3.1.  Vehicle Term.  (a)    The “Vehicle Operating Lease Commencement Date” with respect to any Vehicle shall mean the date referenced in the applicable New Vehicle Schedule, Transferred Vehicle Schedule, Initial Hertz Vehicle Schedule or Service Vehicle Schedule with respect to such Vehicle but in no event shall such date be a date later than the date that funds are expended by HVF to acquire such Vehicle (such date, the “Vehicle Funding Date” for such Vehicle).  The “Vehicle Term” with respect to each Vehicle (other than a Vehicle which has a Special Term) shall extend from the Vehicle Operating Lease Commencement Date through the earliest of (i) if such Vehicle is a Program Vehicle returned to a Manufacturer under a Manufacturer Program, the Turnback Date for such Vehicle, (ii) if such Vehicle is a Vehicle sold to a third party pursuant to Section 2.5, the date on which funds in respect of such sale are deposited in the Collection Account or an HVF Exchange Account (by such third party or by the Servicer on behalf of such third party), (iii) if such Vehicle is sold to the Lessee pursuant to Section 2.4, the date on which the Vehicle Purchase Price for such Vehicle is deposited into the Collection Account, (iv) if such Vehicle becomes a Casualty or an Ineligible Vehicle, the date funds in the amount of the Termination Value thereof are deposited in the Collection Account by the Lessee, (v) if such Vehicle becomes a Transferred HVF Vehicle, the date funds in the amount of the Transfer Price thereof are deposited in the

Collection Account by HGI, (vi) if such Vehicle becomes a Rejected Vehicle, the date the Rejected Vehicle Payment is deposited in the Collection Account and (vii) the date that is the last Business Day of the month that is 36 months after the month in which the Vehicle Operating Lease Commencement Date occurs with respect to such Vehicle (the earliest of such seven dates being referred to as the “Vehicle Operating Lease Expiration Date” for such Vehicle).  The “Vehicle Term” with respect to each Vehicle which has a Special Term shall extend through the earlier of (i) the last date of the Special Term for such Vehicle as the same may be extended in accordance with the following sentence and (ii) the Vehicle Operating Lease Expiration Date for such Vehicle.  The Special Term shall be automatically renewed until the date that is the last Business Day of the month that is 36 months after the month in which the Vehicle Operating Lease Commencement Date occurs with respect to such Vehicle, unless the Lessor or the Lessee gives prior notice of non-renewal of the Special Term to the Lessor or the Lessee, as applicable, during the period of any Special Term, or the Vehicle Operating Lease Expiration Date occurs during the period of any Special Term.  The “Special Term” shall mean (i) 180 days with respect to Vehicles titled in the State of Texas and the State of Maryland; (ii) one year with respect to Vehicles titled in the State of Illinois; (iii) eleven months with respect to Vehicles titled in the State of Iowa, the Commonwealth of Massachusetts, the State of Maine, the State of Vermont and the Commonwealth of Virginia; (iv) 30 days with respect to Vehicles titled in the State of Nebraska and the State of West Virginia and (v) 28 days with respect to Vehicles titled in the State of South Dakota.

(b)  Subject to Sections 2.4 and 2.5(a), the Lessee shall deliver each Program Vehicle to the Servicer for return to the related Manufacturer in accordance with such Manufacturer Program (a) not prior to the end of the minimum holding period specified in the related Manufacturer Program (the “Minimum Term”), (b) not later than the end of the maximum holding period specified in the related Manufacturer Program (the “Maximum Term”), and (c) in any event, no later than the Maximum Lease Termination Date with respect to such Vehicle.  Upon receipt of a Program Vehicle for return to the related Manufacturer, the Servicer will return such Program Vehicle to the nearest related Manufacturer official auction or other facility designated by such Manufacturer at the Servicer’s expense and otherwise in accordance with the requirements of the applicable Manufacturer Program.  If the Lessee delivers a Program Vehicle to the Servicer for return to the related Manufacturer before the Minimum Term, the Lessee will make a payment in an amount equal to the Early Termination Payment to the Lessor in accordance with Section 13.4, unless such Vehicle is a Casualty or becomes an Ineligible Vehicle, in which case, the disposition of such Vehicle will be handled in accordance with Section 6.  If the Lessee delivers a Program Vehicle to the Servicer for return to the related Manufacturer after the Maximum Term, the Lessee shall pay to the Lessor the Casualty Payment in respect of such Vehicle in accordance with Section 6.

3.2.  Term.  The “Operating Lease Commencement Date” shall mean the Initial Closing Date.  The “Operating Lease Expiration Date” shall mean the later of (i) the date of the final payment in full of the last Note Outstanding and (ii) the Vehicle Operating Lease Expiration Date for the last Vehicle leased by the Lessee hereunder.

The “Term” of this Agreement shall mean the period commencing on the Operating Lease Commencement Date and ending on the Operating Lease Expiration Date.

4.  RENT AND CHARGES.  The Lessee will pay Rent due and payable on a monthly basis as set forth in this Section 4.

4.1.  Monthly Base Rent.  The “Monthly Base Rent” for each Payment Date and each Vehicle shall be the sum of all Depreciation Charges that have accrued with respect to such Vehicle during the Related Month, as adjusted in accordance with Section 4.4.

4.2.  Monthly Variable Rent.  The “Monthly Variable Rent” for each Payment Date and each Vehicle shall equal the sum of (1) the product of (a) an amount equal to the sum of (i) all interest accruing on each Series of Notes Outstanding during the Interest Period for such Series of Notes ending on such Payment Date or on a date immediately preceding such Payment Date, (ii) the product of (X) all interest due and payable under the HVF Credit Facility as of such Payment Date and (Y) the Non-Segregated Series Percentage as of such Payment Date and (iii) all Carrying Charges for such Payment Date multiplied by (b) the quotient obtained by dividing (i) the Net Book Value as of the last day of the Related Month (or, if earlier, the Disposition Date) of such Vehicle by (ii) the aggregate Net Book Values as of the last day of the Related Month (or, if earlier, the Disposition Date) of all Vehicles leased hereunder during the Related Month plus (2) if such Vehicle is a Non-Eligible Program Vehicle or a Non-Program Vehicle, 1.50% of the Net Book Value of such Vehicle as of the last day of the Related Month (or, if later, as of the Vehicle Operating Lease Commencement Date of such Vehicle) plus (3) 2% per annum, payable at one-twelfth the annual rate, of the Net Book Value of such Vehicle as of the last day of the Related Month (or, if later, as of the Vehicle Operating Lease Commencement Date of such Vehicle).

4.3.  Rent.  “Rent” for each Vehicle means the Monthly Base Rent plus Monthly Variable Rent for such Vehicle.

4.4.  Monthly Base Rent Adjustments.  (a)   If the Vehicle Operating Lease Commencement Date occurs (i) with respect to a Program Vehicle, prior to the In-Service Date for such Program Vehicle pursuant to its Manufacturer Program set forth in the Monthly Servicing Certificate for the Related Month in which such Vehicle Operating Lease Commencement Date occurs or (ii) with respect to a Non-Program Vehicle, prior to the date designated as the In-Service Date of such Non-Program Vehicle set forth in the Monthly Servicing Certificate for the Related Month in which such Vehicle Operating Lease Commencement Date occurs, the Depreciation Charges that accrued with respect to such Vehicle between its Vehicle Operating Lease Commencement Date and its In-Service Date during the Related Month in which such Vehicle Operating Lease Commencement Date occurs shall be deducted from the Monthly Base Rent for such Vehicle for the following Payment Date.

(b)  If the Vehicle Operating Lease Commencement Date occurs (i) with respect to a Program Vehicle, after the In-Service Date for such Program Vehicle pursuant to its

Manufacturer Program set forth in the Monthly Servicing Certificate for the Related Month in which such Vehicle Operating Lease Commencement Date occurs or (ii) with respect to a Non-Program Vehicle, after the date designated as the In-Service Date of such Non-Program Vehicle set forth in the Monthly Servicing Certificate for the Related Month in which such Vehicle Operating Lease Commencement Date occurs, the Depreciation Charges that accrued with respect to such Non-Program Vehicle between its In-Service Date and its Vehicle Operating Lease Commencement Date during the Related Month in which such Vehicle Operating Lease Commencement Date occurs shall be included in the Monthly Base Rent for such Vehicle for the following Payment Date.

(c)  If a Program Vehicle is subject to a Manufacturer Program that calculates Depreciation Charges on a basis other than a 30-day month, an adjustment shall be made to the Monthly Base Rent for such Vehicle for the Payment Date following the Related Month in which the Vehicle Operating Lease Expiration Date for such Program Vehicle occurs to reconcile the Depreciation Charges that accrued with respect to such Program Vehicle during the Vehicle Term of such Program Vehicle with the depreciation charges that accrued with respect to such Program Vehicle under the applicable Manufacturer Program.

4.5.  Payment of Monthly Base Rent.  On each Payment Date, after giving full credit for all prepayments on account thereof pursuant to Section 4.12, the Lessee shall pay to the Lessor the Monthly Base Rent for such Payment Date for each Vehicle that was leased by the Lessee under this Agreement on any day during the Related Month.

4.6.  Payment of Monthly Variable Rent.  On each Payment Date, after giving full credit for all prepayments on account thereof pursuant to Section 4.12, the Lessee shall pay to the Lessor the Monthly Variable Rent for such Payment Date for each Vehicle that was leased by the Lessee under this Agreement on any day during the Related Month.

4.7.  Rejected Vehicles.  If a Vehicle becomes a Rejected Vehicle on any day during the Related Month and HGI makes the Rejected Vehicle Payment within five Business Days of the date such Vehicle became a Rejected Vehicle, Monthly Base Rent shall not be payable by the Lessee in respect of such Vehicle for the following Payment Date.  If a payment of Monthly Base Rent is made on the Payment Date during the Related Month in which a Vehicle becomes a Rejected Vehicle, the amount of such payment shall be credited to the Lessee on the following Payment Date (such amount being referred to as a “Rejected Vehicle Credit”).

4.8.  Making of Payments.  All payments of Rent hereunder (and any other payments hereunder) shall be made by the Lessee to, or for the account of, the Lessor in immediately available funds, without setoff, counterclaim or deduction of any kind.  All such payments shall be deposited into the Collection Account not later than 12:00 noon, New York City time, on the date due.  If any payment of Rent (or any other payments hereunder) falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day and Monthly Variable Rent shall accrue through such Business Day.  If the Lessee pays less than the entire amount of Rent (or any other amounts) due on any Payment Date, after giving full credit for all prepayments made with respect to such Payment Date pursuant to Section 4.12, then the payment received from the Lessee in respect of such Payment Date shall be first applied to the Monthly Variable Rent due on such Payment Date.

4.9.  Billing Process.  The Servicer shall calculate all Rent, Casualty Payments, Special Default Payments, Early Termination Payments, Redesignation Amounts and Rejected Vehicle Credits.  The Servicer shall aggregate the Lessee’s Rent due on all Vehicles, together with any other amounts due to the Lessor and any credits owing to the Lessee, and provide to the Lessor a monthly statement of the total amount, in a form acceptable to the Lessor, no later than the Determination Date.  The monthly statement shall include a description of the charges owing from the Lessee and credits owing to the Lessee.

4.10.  Casualty Payments.  On each Payment Date, after giving full credit for all prepayments on account thereof pursuant to Section 4.12, the Lessee shall pay to the Lessor all Casualty Payments and Early Termination Payments that have accrued with respect to all Vehicles that were leased by the Lessee as provided in Section 6.2 and Section 13.4.

4.11.  Late Payment.  In the event the Lessee fails to remit payment of any amount due under this Agreement on or before the Payment Date or when otherwise due and payable hereunder, the amount not paid will be considered delinquent and the Lessee will pay a charge equal to (i) interest payable by HVF on any overdue amounts owed by HVF on its related obligations, or (ii) if no such interest is due and payable by HVF, one-month LIBOR plus 1.0%, times the delinquent amount from the Payment Date until such delinquent amount (with accrued interest) is received by the Trustee.  “LIBOR” means, with respect to amounts due and unpaid under this Agreement, the London Interbank Offered Rate appearing on Page 3750 of the Dow Jones Market Screen (or on any successor or substitute page of such service or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen) at approximately 11:00 a.m., London time as the rate for dollar deposits with a one-month maturity that is effective on the date that such amounts are due and unpaid under this Agreement.

4.12.  Prepayments.  On any date, the Lessee may, at its option, pay to the Lessor, in whole or in part, any month’s Rent or other payments, or portion thereof, in advance of the related Payment Date to the extent that such Rent or other payments have accrued.

4.13.  Net Lease.  THIS AGREEMENT SHALL BE A NET LEASE, AND THE LESSEE’S OBLIGATION TO PAY ALL RENT AND OTHER SUMS HEREUNDER SHALL BE ABSOLUTE AND UNCONDITIONAL, AND SHALL NOT BE SUBJECT TO ANY ABATEMENT, SETOFF, COUNTERCLAIM, DEDUCTION OR REDUCTION FOR ANY REASON WHATSOEVER.  The obligations and liabilities of the Lessee hereunder shall in no way be released, discharged or otherwise affected (except as may be expressly provided herein) for any reason, including without limitation: (i) any defect in the condition, merchantability, quality or fitness for use of the Vehicles or any part thereof; (ii) any damage to, removal, abandonment, salvage, loss, scrapping or destruction of or any requisition or taking of the Vehicles or any part thereof; (iii) any restriction, prevention or curtailment of or interference with any use of the Vehicles or any part thereof; (iv) any defect in or any Lien on title to the Vehicles or any part thereof; (v) any change, waiver, extension, indulgence or other action or omission in respect of any obligation or liability of the Lessee or the Lessor; (vi) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Lessee, the Lessor or any other Person, or any action taken with respect to this Agreement by any trustee or receiver of any Person mentioned above, or by any court; (vii) any claim that the Lessee has or might have against any Person, including without limitation the Lessor; (viii) any failure on the part of the Lessor or the Lessee to perform or comply with any of the terms hereof or of any other agreement; (ix) any invalidity or unenforceability or disaffirmance of this Agreement or any provision hereof or any of the other Related Documents or any provision of any thereof, in each case whether against or by the Lessee or otherwise; (x) any insurance premiums payable by the Lessee with respect to the Vehicles; or (xi) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not the Lessee shall have notice or knowledge of any of the foregoing and whether or not foreseen or foreseeable.  This Agreement shall be noncancellable by the Lessee and, except as expressly provided herein, the Lessee, to the extent permitted by law, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Agreement, or to any diminution or reduction of Rent or other amounts payable by the Lessee hereunder.  All payments by the Lessee made hereunder shall be final (except to the extent of adjustments provided for herein), absent manifest error and, except as otherwise provided herein, the Lessee shall not seek to recover any such payment or any part thereof for any reason whatsoever, absent manifest error.  If for any reason whatsoever this Agreement shall be terminated in whole or in part by operation of law or otherwise except as expressly provided herein, the Lessee shall nonetheless pay an amount equal to all Rent and all other amounts due hereunder at the time and in the manner that such payments would have become due and payable under the terms of this Agreement as if it had not been terminated in whole or in part.  All covenants and agreements of the Lessee herein shall be performed at its cost, expense and risk unless expressly otherwise stated.

5.  INSURANCE.  The Lessee represents that it is and at all times hereunder shall remain a self-insurer, or will provide insurance, in accordance with all applicable state law requirements and agrees to maintain or cause to be maintained insurance/self-insurance coverage in force as follows:

5.1.  Comprehensive Public Liability, Property Damage, and Catastrophic Physical Damage.  Comprehensive public liability and property damage protection in respect of the possession, condition, maintenance, operation and use of the Vehicles, in the amount required to meet the minimum financial responsibility requirements mandated by applicable state law for each occurrence, and catastrophic physical damage insurance, in an amount not less than $50,000,000.  Catastrophic physical damage insurance shall name the Collateral Agent as loss payee as its interests may appear.

5.2.  Delivery of Certificate of Insurance.  On or prior to the Initial Closing Date, the Lessee shall deliver to the Lessor, the Trustee and the Collateral Agent a certificate(s) of insurance/self-insurance as to the items required by Section 5.1 herein above.  The Lessee shall not change or cancel such insurance/self-insurance without giving at least 30 days’ prior written notice to the Lessor, the Trustee and the Collateral Agent.  Any insurance, as opposed to self-insurance, obtained by the Lessee shall be obtained from a Qualified Insurer only.

6.  RISK OF LOSS; CASUALTY AND INELIGIBLE VEHICLE OBLIGATIONS.

6.1.  Risk of Loss Borne by Lessees.  Upon payment by the Lessor for each Vehicle, as between the Lessor and the Lessee, the Lessee assumes and bears the risk of loss, damage, theft, taking, destruction, attachment, seizure, confiscation or requisition with respect to such Vehicle, however caused or occasioned, and all other risks and liabilities, including personal injury or death and property damage, arising with respect to such Vehicle or the manufacture, purchase, acceptance, rejection, ownership, delivery, leasing, subleasing, possession, use, inspection, registration, operation, condition, maintenance, repair, storage, sale, return or other disposition of such Vehicle, howsoever arising.

6.2.  Casualty; Ineligible Vehicles.  If a Vehicle suffers a Casualty or becomes an Ineligible Vehicle, then the Lessee will promptly (i) notify the Servicer thereof and the Servicer shall include notice of such occurrence in the Monthly Servicing Certificate for the Related Month during which such Vehicle suffered the Casualty or became an Ineligible Vehicle and (ii) promptly, but in no event later than the Payment Date with respect to the Related Month during which such Vehicle suffered a Casualty or became an Ineligible Vehicle, pay to the Lessor the Termination Value of such Vehicle as of the date such Vehicle became a Casualty or an Ineligible Vehicle (the “Casualty Payment”).  Upon receipt of the Casualty Payment on or before the next Payment Date, this Agreement will terminate with respect to such Vehicle.  Upon receipt of the Casualty Payment by the Lessor, (i) the Lessor shall cause title to such Vehicle to be transferred to the Lessee and (ii) the Lessee shall be entitled to any physical damage insurance proceeds applicable to such Vehicle.

7.  VEHICLE USE.  The Lessee may use Vehicles leased hereunder in its regular course of business and the Lessee’s and its subsidiaries’ employees may use Vehicles leased hereunder in their personal or professional capacities, subject to Sections 2.5 and 17 hereof and Section 9.2 of the Base Indenture.  Such use shall be confined primarily to the United States, with limited use in Canada and Mexico; provided that the principal place of business or rental office of the Lessee with respect to the Vehicles is located in the United States.  Subject to the preceding sentence, the Lessee may, at its sole expense, change the place of principal location of any Vehicles.  Notwithstanding the foregoing, no change of location shall be undertaken unless and until all legal requirements applicable to such Vehicles shall have been met or obtained.  The Lessee shall not knowingly use any Vehicles or knowingly permit the same to be used for any unlawful purpose.  The Lessee shall use reasonable precautions to prevent loss or damage to Vehicles.  The Lessee shall comply with all applicable statutes, decrees, ordinances and regulations regarding titling, registering, leasing, insuring and disposing of Vehicles and shall take reasonable steps to ensure that operators are licensed.  The Lessee and the Lessor agree that the Lessee shall perform, at its own expense, such Vehicle preparation and conditioning services with respect to Vehicles leased by the Lessee hereunder as are customary.  The Lessor or the Trustee, or any authorized representative of the Lessor or the Trustee, may during reasonable business hours from time to time, without disruption of the Lessee’s business, subject to applicable law, inspect Vehicles wherever they are located.  In addition to its normal daily rental operations, the Lessee may sublet Vehicles to (A) Person(s) in the ordinary course of business, so long as (i) the sublease to such Person(s) is subject to the terms and conditions of this Agreement and expressly states that it is subordinate in all respects to this Agreement, (ii) the Vehicles being subleased are being used in such Person(s)’ daily rental car business and (iii) the aggregate Net Book Value of the Vehicles being subleased at any one time is less than ten percent of the aggregate Net Book Value of all Vehicles being leased under this Agreement at such time and (B) to any wholly-owned subsidiary of the Lessee (including HERC), so long as (i) the sublease of such Vehicles to such wholly-owned subsidiary is subject to the terms and conditions of this Agreement and expressly states that it is subordinate in all respects to this Agreement and (ii) the Vehicles being subleased are being used in such wholly-owned subsidiary’s daily rental car business or equipment rental business, or by such subsidiary’s employees in their personal or professional capacities.  The sublease of any Vehicles permitted by this Section 7 shall not release the Lessee from any obligations under this Agreement.

8.  LIENS.  The Lessor may grant security interests in the Vehicles leased by the Lessee hereunder without consent of the Lessee.  Except for Permitted Liens, the Lessee shall keep all Vehicles free of all Liens arising during the Term.  If on the Vehicle Operating Lease Expiration Date for any Vehicle, there is a Lien on such Vehicle, the Lessor may, in its discretion, remove such Lien and any sum of money that may be paid by the Lessor in release or discharge thereof, including reasonable attorneys’ fees and costs, will be paid by the Lessee upon demand by the Lessor.

9.  NON-DISTURBANCE.  So long as the Lessee satisfies its obligations hereunder, its quiet enjoyment, possession and use of the Vehicles will not be disturbed during the Term subject, however, to Sections 2.5 and 17 hereof and except that the Lessor and the Trustee each retains the right, but not the duty, to inspect such Vehicles without disturbing the ordinary conduct of the Lessee’s business.  Upon the request of the Lessor or the Trustee from time to time, the Lessee will make reasonable efforts to confirm to the Lessor and the Trustee the location, mileage and condition of each Vehicle leased by the Lessee hereunder and to make available for the Lessor’s or the Trustee’s inspection within a reasonable time period, not to exceed 45 days, such Vehicles at the location where such Vehicles are normally domiciled.  Further, the Lessee will, during normal business hours and with prior notice of three Business Days, make its records pertaining to the Vehicles available to the Lessor or the Trustee for inspection at the location where the Lessee’s records are normally domiciled.

10.  FEES; TRAFFIC SUMMONSES; PENALTIES AND FINES.  The Lessee shall be responsible for the payment of all registration fees, title fees, license fees or other similar governmental fees and taxes (including the cost of any recording or registration fees or other similar governmental charges with respect to the notation on the Certificates of Title of the Vehicles of the interest of the Collateral Agent), all costs and expenses in connection with the transfer of title of, or reflection of the interest of any lienholder in, any Vehicle, traffic summonses, penalties, judgments and fines incurred with respect to any Vehicle leased hereunder during the Vehicle Term for such Vehicle or imposed during the Vehicle Term for such Vehicle by any Governmental Authority or any court of law or equity with respect to such Vehicles in connection with the Lessee’s operation of such Vehicles.  Pursuant to the Nominee Agreement, the Hertz Nominee Agreement or the HFC Nominee Agreement, the Lessor has directed the Nominee or the HFC Nominee, respectively, to execute a power of attorney to the Servicer to allow the Servicer to title, register and dispose of the Vehicles leased hereunder in accordance with the terms hereof.  Pursuant to the Hertz Nominee Agreement, the Lessor has directed the Hertz Nominee to execute a power of attorney to the Lessor, and the Lessor has in turn executed a power of attorney to the Servicer, to allow the Servicer to title, register and dispose of the Vehicles leased hereunder in accordance with the terms hereof.

11.  MAINTENANCE AND REPAIRS.  The Lessee shall pay for all maintenance and repairs to keep the Vehicles in good working order and condition, and the Lessee will maintain the Vehicles as required in order to keep the Manufacturer’s warranty in force.  The Lessee will return Vehicles to an authorized Manufacturer facility or Manufacturer authorized warranty station for warranty work.  The Lessee will comply with any Manufacturer’s recall of any Vehicle.  The Lessee will pay, or cause to be paid, all usual and routine expenses incurred in the use and operation of Vehicles including, but not limited to, fuel, lubricants, and coolants.  The Lessee shall not make any material alterations to any Vehicles without the prior consent of the Lessor.  Any improvements or additions to any Vehicles shall become and remain the property of the Lessor, except that any addition to Vehicles made by the Lessee shall remain the property of the Lessee if such addition can be disconnected from such Vehicles without impairing the functioning of such Vehicles or its resale value, excluding such addition.

12.  VEHICLE WARRANTIES.

12.1.  No Lessor Warranties.  THE LESSEE ACKNOWLEDGES THAT THE LESSOR IS NOT THE MANUFACTURER, THE AGENT OF THE MANUFACTURER, OR THE DISTRIBUTOR OF THE VEHICLES.  THE LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE FITNESS, SAFENESS, DESIGN, MERCHANTABILITY, CONDITION, QUALITY, CAPACITY OR WORKMANSHIP OF THE VEHICLES NOR ANY WARRANTY THAT THE VEHICLES WILL SATISFY THE REQUIREMENTS OF ANY LAW OR ANY CONTRACT SPECIFICATION, AND AS BETWEEN THE LESSOR AND THE LESSEE, THE LESSEE AGREES TO BEAR ALL SUCH RISKS

AT ITS SOLE COST AND EXPENSE.  THE LESSEE SPECIFICALLY WAIVES ALL RIGHTS TO MAKE CLAIMS AGAINST THE LESSOR AND ANY VEHICLE FOR BREACH OF ANY WARRANTY OF ANY KIND WHATSOEVER AND, AS TO THE LESSOR, THE LESSEE LEASES THE VEHICLES “AS IS.”  IN NO EVENT SHALL THE LESSOR BE LIABLE FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHATSOEVER OR HOWSOEVER CAUSED.

12.2.  Manufacturer’s Warranties.  If a Vehicle is covered by a Manufacturer’s warranty, the Lessee, during the Vehicle Term for such Vehicle, shall have the right to make any claims under such warranty which the Lessor could make.

13.  VEHICLE USAGE GUIDELINES AND RETURN; SPECIAL DEFAULT PAYMENTS; EARLY TERMINATION PAYMENTS.

13.1.  Usage.  As used herein, “Vehicle Turn-In Condition” (a) with respect to each Program Vehicle shall mean the standard established by a set of criteria for evaluating such Vehicle upon its delivery to the Manufacturer and shall be determined in accordance with the related Manufacturer Program and (b) with respect to each Non-Program Vehicle shall mean (i) if such Non-Program Vehicle is manufactured by the same Manufacturer as any Program Vehicle leased hereunder, the same standard as required with respect to such Program Vehicle and (ii) if such Non-Program Vehicle does not satisfy clause (i) above, such condition that would reasonably be considered to be normal wear and tear or otherwise de minimis damages by the Manufacturer of such Vehicle (or its authorized agent) under such Manufacturer’s Manufacturer Program or, if such Manufacturer does not maintain a Manufacturer Program, under the Manufacturer Program of another Manufacturer with comparable sales volume.

13.2.  Return.  The Lessee agrees that the Vehicles will be in Vehicle Turn-In Condition upon return to the Lessor pursuant to Section 2.3.  Any rebate or credits applicable to the unexpired term of any license plates for a Vehicle leased hereunder shall inure to the benefit of the Lessee.  Each Program Vehicle not meeting the Vehicle Turn-In Condition under the applicable Manufacturer Program will, unless redesignated as a Non-Program Vehicle pursuant to Section 2.6, be treated as a Casualty.  The Lessee will provide condition report data concerning the Program Vehicles returned to the Manufacturers during the Related Month to the Lessor in the format set forth on the Condition Report(s) on the Determination Date.

13.3.  Special Default Payments.  (a)   On the Determination Date immediately following the receipt of payment of the Repurchase Price of each Program Vehicle from the Manufacturer (or the receipt of payment of the Repurchase Price of each such Program Vehicle sold through an auction conducted by or through a Manufacturer) or on the Determination Date immediately following the date by which the Repurchase Price of each such Program Vehicle turned back to a Manufacturer would have been paid if not for a Manufacturer Event of Default, the Servicer will calculate the amount of any Excess Damage Charges and/or Excess Mileage Charges applicable to such Program Vehicle pursuant to the applicable Manufacturer Program, and the Lessee will pay the full amount of such charges to the Lessor on the Payment Date immediately following such Determination Date (any such charges are referred to as “Program Vehicle Special Default Payments”).

(b)  On the first Determination Date following the last day of the Related Month in which the Disposition Proceeds from the sale or other disposition of any Non-Program Vehicle (other than a Casualty, a Vehicle that has been purchased by the Lessee pursuant to Section 2.4 or a Transferred HVF Vehicle) are deposited into a Collateral Account, the Servicer will calculate, in respect of such Non-Program Vehicle, an amount equal to the quotient of (i) the sum of all Program Vehicle Special Default Payments payable by the Lessee on the twelve Payment Dates preceding such Determination Date divided by (ii) the number of Program Vehicles that were turned back to Manufacturers or sold through auctions conducted by or through Manufacturers during the twelve Related Months respectively preceding such twelve Payment Dates, and the Lessee will pay such amount to the Lessor on the Payment Date immediately following such Determination Date (any such charges are referred to as “Non-Program Vehicle Special Default Payments” and, together with the Program Vehicle Special Default Payments, the “Special Default Payments”).

13.4.  Early Termination Payments.  If the Lessee turns back any Program Vehicle to a Manufacturer under its Manufacturer Program before the Minimum Term, on the Payment Date immediately following the receipt of the Repurchase Price of such Vehicle from such Manufacturer or on the Payment Date immediately following the date by which the Repurchase Price would have been paid if not for a Manufacturer Event of Default, the Lessee will pay the Lessor an amount equal to the excess, if any, of (x) the Termination Value of such Vehicle (as of the Turnback Date) over (y) the sum of the Repurchase Price received with respect to such Vehicle or that would have been received but for a Manufacturer Event of Default, as applicable, and any Special Default Payments made by the Lessee in respect of such Vehicle pursuant to Section 13.3 (any such amount is referred to as an “Early Termination Payment”).  On each Payment Date, the Lessee shall pay to the Lessor all Early Termination Payments that have accrued during the Related Month.  The provisions of this Section 13.4 will survive the expiration or earlier termination of the Term.

14.  DISPOSITION PROCEDURE.  In connection with the disposition of any Program Vehicle, the Servicer will comply with the requirements of law and the requirements of the Manufacturer Programs in connection with, among other things, the delivery of Certificates of Title and documents of transfer signed as necessary, signed Condition Reports and signed odometer statements to be submitted with such Program Vehicles returned to a Manufacturer pursuant to Section 3.1(b) and accepted by the Manufacturer or its agent at the time of Program Vehicle return.  In connection with the disposition of any Non-Program Vehicle, the Servicer will comply with the requirements of law.

15.  ODOMETER DISCLOSURE REQUIREMENT.  The Servicer agrees to comply with all requirements of law and all Manufacturer Program requirements with respect to each Vehicle in connection with the transfer of ownership by the Lessor of such Vehicle, including, without limitation, the submission of any required odometer disclosure statement at the time of any such transfer of ownership.

16.  ASSIGNMENT.

16.1.  Right of the Lessor to Assign this Agreement.  The Lessor shall have the right to finance the acquisition and ownership of Vehicles by selling or assigning its right, title and interest in this Agreement, including, without limitation, in moneys due from the Lessee and any third party under this Agreement, to the Trustee for the benefit of the Noteholders; provided, however, that any such sale or assignment shall be subject to the rights and interest of the Lessee in the Vehicles, including but not limited to the Lessee’s right of quiet and peaceful possession of such Vehicles as set forth in Section 9 hereof, and under this Agreement.

16.2.  Limitations on the Right of the Lessee to Assign this Agreement.  The Lessee shall not assign this Agreement or any of its rights hereunder to any other party; provided, however, that the Lessee may rent the Vehicles leased hereunder under the terms of its normal daily rental programs, and may sublease Vehicles pursuant to Section 7.  Any purported assignment in violation of this Section 16.2 shall be void and of no force or effect.  Nothing contained herein shall be deemed to restrict the right of the Lessee to acquire or dispose of, by purchase, lease, financing, or otherwise, motor vehicles that are not subject to the provisions of this Agreement.

17.  DEFAULT AND REMEDIES THEREFOR.

17.1.  Events of Default.  Any one or more of the following will constitute an event of default (an “Operating Lease Event of Default”) as that term is used herein:

17.1.1.  there occurs a default in the payment of any Rent or other amount payable by the Lessee under this Agreement for a period of five Business Days (without giving effect to any payment made with available Enhancement);

17.1.2.  any unauthorized assignment or transfer of this Agreement by the Lessee occurs;

17.1.3.  the failure, in any material respect, of the Lessee to maintain, or cause to be maintained, insurance as required in Section 5;

17.1.4.  the failure, in a material respect, of the Lessee to observe or perform any other covenant, condition, agreement or provision hereof, including, but not limited to, usage, and maintenance, and such default continues for more than thirty (30) days after the earlier of the date written notice thereof is delivered by the Lessor or the Trustee to the Lessee or the Lessee has actual knowledge thereof;

17.1.5.  if any representation or warranty made by the Lessee herein is inaccurate or incorrect or is breached or is false or misleading in any material respect as of the date of the making thereof or any schedule, certificate, financial statement, report, notice, or other writing furnished by or on behalf of the Lessee to the Lessor or the Trustee (excluding for the avoidance of doubt, any schedule, certificate, financial statement, report, notice or other writing furnished by or on behalf of the Lessee under or in connection with a Segregated Series), is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified, and the circumstance or condition in respect of which such representation, warranty or writing was inaccurate, incorrect, breached, false or misleading in any material respect, as the case may be, shall not have been eliminated or otherwise cured for thirty (30) days after the earlier of (x) the date of the receipt of written notice thereof from the Lessor or the Trustee to the Lessee and (y) the date the Lessee learns of such circumstance or condition;

17.1.6.  an Event of Bankruptcy occurs with respect to the Lessee;

17.1.7.  this Agreement or any portion thereof ceases to be in full force and effect or a proceeding shall be commenced by the Lessee to establish the invalidity or unenforceability of this Agreement;

17.1.8.  a Servicer Default occurs; or

17.1.9.  a Liquidation Event of Default occurs.

17.2.  Effect of Operating Lease Event of Default.  If any Operating Lease Event of Default described in Sections 17.1.1, 17.1.2, 17.1.6 or 17.1.9 shall occur, (x) the right of the Lessee to lease additional Vehicles from the Lessor hereunder shall immediately terminate and (y) any accrued and unpaid Rent and all other payments accrued but unpaid under this Agreement shall automatically, without further action by the Lessor or the Trustee, become immediately due and payable and (z) the Lessee shall, at the request of the Lessor or the Trustee acting at the direction of the Requisite Investors, return or cause to be returned all Vehicles leased by the Lessee subject to this Agreement to the Lessor or the Trustee as the case may be in accordance with the provisions of Section 2.3.  If any other Operating Lease Event of Default shall occur, (x) the right of the Lessee to lease additional Vehicles hereunder from the Lessor shall automatically terminate and (y) the Trustee acting at the direction of the Requisite Investors may declare any accrued and unpaid Rent and all other payments accrued but unpaid under this Agreement to be due and payable whereupon such Rent and such other charges, amounts and payments shall become immediately due and payable.

17.3.  Rights of Lessor Upon Operating Lease Event of Default.  If an Operating Lease Event of Default, Limited Liquidation Event of Default (other than any Limited Liquidation Event of Default relating solely to any Segregated Series of Notes) or Liquidation Event of Default shall occur, then the Lessor at its option may:

(i)  in the case of an Operating Lease Event of Default, proceed by appropriate court action or actions, either at law or in equity, to enforce performance by the Lessee of the applicable covenants and terms of this Agreement or to recover damages for the breach hereof calculated in accordance with Section 17.5; or

(ii)  in the case of a Liquidation Event of Default, by notice in writing to the Lessee, terminate this Agreement in its entirety and/or the right of possession hereunder of the Lessee of any or all Vehicles and the Lessor may direct delivery by the Servicer of Certificates of Title for the Vehicles to or upon the direction of the Lessor, whereupon all rights and interests of the Lessee to such Vehicles will cease and terminate (but the Lessee will remain liable hereunder as herein provided, provided, however, its liability will be calculated in accordance with Section 17.5); and, in the case of such a Limited Liquidation Event of Default, the Lessor may, by notice in writing to the Lessee, terminate the right of possession hereunder of such number of Vehicles as will generate disposition proceeds in an amount sufficient to pay all principal of and interest on (and all other amounts due the Holders of) the Series of Notes as to which such a Limited Liquidation Event of Default shall have occurred, whereupon all rights and interests of the Lessee to such Vehicles will cease and terminate (but the Lessee will remain liable hereunder as provided, provided, however that its liability will be calculated in accordance with Section 17.5).  Upon termination of the right of possession of the Lessee with respect to any Vehicles, the Lessor or its agents may peaceably enter upon the premises of the Lessee or other premises where such Vehicles may be located and take possession of them and thenceforth hold, possess and enjoy the same free from any right of the Lessee, or its successors or assigns, to use such Vehicles for any purpose whatsoever, and the Lessor will, nevertheless, have a right to recover from the Lessee any and all amounts which under the terms of this Section 17.3 (as limited by Section 17.5 of this Agreement) as may be then due.  Each and every power and remedy hereby specifically given to the Lessor will be in addition to every other power and remedy hereby specifically given or now or hereafter existing at law, in equity or in bankruptcy and each and every power and remedy may be exercised from time to time and simultaneously and as often and in such order as may be deemed expedient by the Lessor; provided, however, that the measure of damages recoverable against the Lessee will in any case be calculated in accordance with Section 17.5.  All such powers and remedies will be cumulative, and the exercise of one will not be deemed a waiver of the right to exercise any other or others.  No delay or omission of the Lessor in the exercise of any such power or remedy and no renewal or extension of any payments due hereunder will impair any such power or remedy or will be construed to be a waiver of any default or any acquiescence therein.  Any extension of time for payment hereunder or other indulgence duly granted to the Lessee will not otherwise alter or affect the Lessor’s rights or the obligations hereunder of the Lessee.  The Lessor’s acceptance of any payment after it will have become due hereunder will not be deemed to alter or affect the Lessor’s rights hereunder with respect to any subsequent payments or defaults therein.

17.4.  Liquidation Event of Default, Limited Liquidation Event of Default and Non-Performance of Certain Covenants.

(i)  If a Liquidation Event of Default or a Limited Liquidation Event of Default (other than any Limited Liquidation Event of Default relating solely to any Segregated Series of Notes) shall have occurred and be continuing, the Trustee, to the extent provided in the Indenture, shall have the rights against the Lessee and the Collateral provided in the Indenture and the Collateral Agency Agreement upon a Liquidation Event of Default or such a Limited Liquidation Event of Default, as the case may be, including the right to take possession of all or a portion of the Vehicles immediately from the Lessee.

(ii)  During the continuance of a Liquidation Event of Default or a Limited Liquidation Event of Default (other than any Limited Liquidation Event of Default relating solely to any Segregated Series of Notes), the Servicer shall return any or all Program Vehicles to the related Manufacturers in accordance with the instructions of the Lessor.  To the extent any Manufacturer fails to accept any such Program Vehicles under the terms of the applicable Manufacturer Program, the Lessor shall have the right to otherwise dispose of such Program Vehicles and to direct the Servicer to dispose of such Program Vehicles in accordance with its instructions.  Upon the occurrence of a Liquidation Event of Default or a Limited Liquidation Event of Default (other than any Limited Liquidation Event of Default relating solely to a Segregated Series of Notes), the Servicer shall dispose of any or all Non-Program Vehicles and Program Vehicles in accordance with the instructions of the Lessor.  To the extent the Servicer fails to so dispose of any such Non-Program Vehicles or Program Vehicles, the Lessor shall have the right to otherwise dispose of such Non-Program Vehicles or Program Vehicles.  In addition, following the occurrence of a Liquidation Event of Default or a Limited Liquidation Event of Default (other than any Limited Liquidation Event of Default relating solely to a Segregated Series of Notes), the Lessor shall have all of the rights, remedies, powers, privileges and claims vis-a-vis the Lessee, necessary or desirable to allow the Trustee to exercise the rights, remedies, powers, privileges and claims (other than in each case, for the avoidance of doubt, to the extent related to Series-Specific Collateral for any Segregated Series) given to the Trustee pursuant to Sections 3.3 and 9.2 of the Base Indenture, and the Lessee acknowledges that it has hereby granted to the Lessor all such rights, remedies, powers, privileges and claims granted by the Lessor to the Trustee pursuant to Article 3 of the Base Indenture and that the Trustee may act in lieu of the Lessor in the exercise of all such rights, remedies, powers, privileges and claims.

17.5.  Measure of Damages.  If an Operating Lease Event of Default, a Limited Liquidation Event of Default (other than any Limited Liquidation Event of Default relating solely to any Segregated Series of Notes) or a Liquidation Event of Default occurs and the Lessor or the Trustee exercises the remedies granted to the Lessor or the Trustee under this Article 17 or Section 9.2 of the Base Indenture, the amount that the Lessor shall be permitted to recover from the Lessee as payment shall be equal to:

(i)  all accrued and unpaid Rent for each Vehicle to the earlier of the date of the return to the Lessor of such Vehicle or disposition by the Servicer of such Vehicle in accordance with the terms of this Agreement and all other payments payable under this Agreement; plus

(ii)  any reasonable out-of-pocket damages and expenses, including reasonable attorneys’ fees and expenses which the Lessor or the Trustee will have sustained by reason of such an Operating Lease Event of Default, Limited Liquidation Event of Default or Liquidation Event of Default, together with reasonable sums for such attorneys’ fees and such expenses as will be expended or incurred in the seizure, storage, rental or sale of the Vehicles or in the enforcement of any right or privilege hereunder or in any consultation or action in such connection; plus

(iii)  interest from time to time on amounts due and unpaid under this Agreement at one-month LIBOR plus 1.0% computed from the date of such an Operating Lease Event of Default, Limited Liquidation Event of Default or Liquidation Event of Default or the date payments were originally due to the Lessor under this Agreement or from the date of each expenditure by the Lessor or the Trustee, as applicable, which is recoverable from the Lessee pursuant to this Section 17, as applicable, to and including the date payments are made by the Lessee.

17.6.  Vehicle Return Default.  If the Lessee fails to comply with the provisions of (a) Section 2.3 hereof with respect to any Vehicle or (b) Section 3.1 with respect to returning any Program Vehicles to the Servicer for return to the related Manufacturer not later than the end of the Maximum Term (each, a “Vehicle Return Default”), and the Vehicle is not redesignated as a Non-Program Vehicle in accordance with Section 2.6, then the Lessor at its option may:

(i)  proceed by appropriate court action or actions, either at law or equity, to enforce performance by the Lessee of such covenants and terms of this Agreement or to recover damages for the breach hereof calculated in accordance with Section 17.5 as it relates to such Vehicle; or

(ii)  by notice in writing to the Lessee following the occurrence of such Vehicle Return Default, terminate this Agreement with respect to such Vehicle and/or the right of possession hereunder of the Lessee with respect to such Vehicle and the Lessor may direct delivery by the Servicer of the Certificate of Title to such Vehicle to or upon the order of the Lessor, whereupon all rights and interests of the Lessee to such Vehicle will cease and terminate (but the Lessee will remain liable hereunder as herein provided, provided, however, that its liability will be calculated in accordance with Section 17.5 as it relates to such Vehicle); and thereupon the Lessor or its agents may peaceably enter upon the premises of the Lessee or other premises where the Vehicle may be located and take possession of it and thenceforth hold, possess and enjoy the same free from any right of the Lessee or its successors or assigns to use such Vehicle for any purpose whatsoever and the Lessor will nevertheless have a right to recover from the Lessee any and all amounts which, under the terms of this Agreement may then be due; or

(iii)  hold, keep idle or lease to others such Vehicle, as the Lessor in its sole discretion may determine, free and clear of any rights of the Lessee without any duty to account to the Lessee with respect to such action or inaction or for any proceeds with respect to such action or inaction except that the Lessee’s obligation to pay Monthly Base Rent for periods commencing after the Lessee shall have been deprived of the use of such Vehicle pursuant to this clause (iii) shall be reduced by the net proceeds, if any, received by the Lessor from leasing such Vehicle to any person other than the Lessee for the same period or any portion thereof; or

(iv)  whether or not the Lessor shall have exercised or shall thereafter exercise any of the rights under the foregoing clauses (i), (ii) or (iii), demand by written notice to the Lessee that it pay to the Lessor immediately, and it shall so pay to the Lessor, the Casualty Payment with respect to such Vehicle in accordance with Section 6 hereof.

(v)  if the Lessor shall have sold any Vehicle repossessed by the Lessor pursuant to clause (ii) above, the Lessor in lieu of exercising its rights under clause (iv) above with respect to such Vehicle may, if it shall so elect, demand that the Lessee pay to the Lessor and the Lessee shall pay to the Lessor on the date of such sale as liquidated damages for loss of a bargain and not as a penalty, any unpaid Rent due through such date of sale plus the amount of any deficiency between the net proceeds of such sale and the Termination Value of such Vehicle computed as of the date of the sale.

17.7.  Servicer Default.  Any of the following events will constitute a default of the Servicer (“Servicer Default”) as that term is used herein:  (i) the failure in a material respect of the Servicer to comply with or perform any provision of this Agreement or any other Related Document (other than any Related Document relating solely to a Segregated Series of Notes), and such default continues for more than thirty (30) days after the earlier of the date written notice is delivered by the Lessor or the Trustee to the Servicer or the Servicer has actual knowledge thereof; (ii) an Event of Bankruptcy occurs with respect to the Servicer; (iii) the failure of the Servicer to make any payment when due from it hereunder or under any of the other Related Documents (other than any Related Document relating solely to a Segregated Series of Notes) or to deposit any Collections received by it into a Collateral Account when required under the Related Documents and, in each case, such failure continues for 5 Business Days; or (iv) if any representation or warranty made by the Servicer in any Related Document (other than any Related Document relating solely to a Segregated Series of Notes) is inaccurate or incorrect or is breached or is false or misleading in any material respect as of the date of the making thereof or any schedule, certificate, financial statement, report, notice, or other writing furnished by or on behalf of the Servicer to the Lessor or the Trustee pursuant to any Related Document (other than any Related Document relating solely to a Segregated Series of Notes) is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified, and the circumstance or condition in respect of which such representation, warranty or writing was inaccurate, incorrect, breached, false or misleading in any material respect, as the case may be, shall not have been eliminated or otherwise cured for thirty (30) days after the earlier of (x) the date of the receipt of written notice thereof from the Lessor or the Trustee to the Servicer and (y) the date the Servicer learns of such circumstance or condition.  In the event of a Servicer Default, the Trustee, acting pursuant to Section 8.7(c) of the Base Indenture, shall have the right to replace the Servicer as servicer.

17.8.  Application of Proceeds.  The proceeds of any sale or other disposition pursuant to Section 17.2, 17.3 or 17.6 shall be applied by the Lessor in its sole discretion as the Lessor deems appropriate.

18.  MANUFACTURER EVENTS OF DEFAULT.  (a)   During the continuance of a Manufacturer Event of Default with respect to any Manufacturer (a “Defaulting

Manufacturer”), the Lessor shall not purchase Program Vehicles from such Defaulting Manufacturer pursuant to the Purchase Agreement.

(b)           Upon the occurrence of a Manufacturer Event of Default the Servicer agrees to (i) act at the direction of the Lessor or the Trustee to take commercially reasonable action to liquidate the Program Vehicles subject to a Manufacturer Program with respect to such Manufacturer (provided that if such Manufacturer Event of Default is cured and is no longer continuing at any time when the Servicer is liquidating such Program Vehicles, the Servicer may cease liquidating such Program Vehicles) or (ii) convert such Program Vehicles to Non-Program Vehicles in accordance with Section 2.6 and subject to the limitations set forth therein.

(c)           For so long as a Manufacturer Event of Default is continuing with respect to a Defaulting Manufacturer, the Lessee shall not be liable for any failure by the Lessor to recover all or any portion of the Repurchase Price with respect to any Program Vehicles subject to the Manufacturer Program of the Defaulting Manufacturer; provided, however, that nothing in this Section 18 shall be construed to modify, terminate or otherwise affect the Lessee’s obligations under this Agreement.

19.  CERTIFICATION OF TRADE OR BUSINESS USE.  The Lessee hereby warrants and certifies, under penalties of perjury, that it intends to use the Vehicles which are subject to this Agreement in its trade or business.

20.  TITLE TO VEHICLES.  This is an agreement to lease only and title to Vehicles will at all times remain in the Lessor, the Nominee, the Hertz Nominee or the HFC Nominee, as applicable, and beneficial ownership will at all times remain in the Lessor.  The Lessee will not have any rights or interest in Vehicles whatsoever other than the right of possession and use as provided by this Agreement.

21.  RIGHTS OF LESSOR ASSIGNED TO TRUSTEE.  The Lessee acknowledges that the Lessor has assigned or will assign all of its rights under this Agreement to the Trustee pursuant to the Indenture.  Accordingly, the Lessee agrees that:

(i)  subject to the terms of the Indenture, the Trustee shall have all the rights, powers, privileges and remedies of the Lessor hereunder and the Lessee’s obligations hereunder (including the payment of Rent and all other amounts payable hereunder) shall not be subject to any claim or defense which the Lessee may have against the Lessor (other than the defense of payment actually made) and shall be absolute and unconditional and shall not be subject to any abatement, setoff, counterclaim, deduction or reduction for any reason whatsoever.  Specifically, the Lessee agrees that, upon the occurrence of an Operating Lease Event of Default, a Limited Liquidation Event of Default (other than any Limited Liquidation Event of Default relating solely to any Segregated Series of Notes) or a Liquidation Event of Default, the Trustee may exercise (for and on behalf of the Lessor) any right or remedy against the Lessee provided for herein and the Lessee will not interpose as a defense that such claim should have been asserted by the Lessor;

(ii)  Upon the delivery by the Trustee of any notice to the Lessee stating that an Operating Lease Event of Default, Liquidation Event of Default or Limited Liquidation Event of Default (other than any Limited Liquidation Event of Default relating solely to any Segregated Series of Notes) has occurred, the Lessee will, if so requested by the Trustee, treat the Trustee for all purposes as the Lessor hereunder and in all respects comply with all obligations under this Agreement that are asserted by the Trustee, as the Lessor hereunder, irrespective of whether the Lessee has received any such notice from the Lessor; and

(iii)  The Lessee acknowledges that pursuant to this Agreement it has agreed to make all payments of Rent hereunder (and any other payments hereunder) directly to the Trustee for deposit in the Collection Account.

22.  MODIFICATION AND SEVERABILITY.  The terms of this Agreement will not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever unless (i) the same shall be in writing and signed and delivered by the Lessor, the Servicer and the Lessee and consented to in writing by the Trustee and (ii) the Rating Agency Condition with respect to each Series of Notes Outstanding shall have been satisfied with respect to such amendment.  If any part of this Agreement is not valid or enforceable according to law, all other parts will remain enforceable.

23.  SERVICER ACTING AS AGENT OF THE LESSOR.  The parties to this Agreement acknowledge and agree that Hertz acts as Servicer of the Lessor pursuant to this Agreement, and, in such capacity, as the agent of the Lessor, for purposes of performing certain duties of the Lessor under this Agreement and the Related Documents (other than any Related Documents or portions thereof relating solely to a Segregated Series of Notes).  As compensation for the Servicer’s performance of such duties, the Lessor shall pay to the Servicer on each Payment Date (i) a fee (the “Monthly Servicing Fee”) equal to .50% per annum, payable at one-twelfth the annual rate, on the outstanding Net Book Value of the Vehicles as of the last day of the preceding calendar month and (ii) the reasonable costs and expenses of the Servicer incurred by it as a result of arranging for the sale of Vehicles returned to the Lessor in accordance with Section 2.3(a) or as a result of a Vehicle Return Default and sold to third parties; provided, however, that such costs and expenses shall only be payable to the Servicer to the extent of any excess of the sale price received by the Lessor for any such Vehicle over the Termination Value thereof.

24.  MINIMUM DEPRECIATION RATE.  The Lessor agrees that the Depreciation Schedules with respect to Non-Program Vehicles leased under this Agreement shall be established such that (i) the Depreciation Charges accruing with respect to each Non-Program Vehicle during each Related Month shall be at least equal to 1.25%, and (ii) the weighted average of the Depreciation Charges accruing with respect to all Non-Program Vehicles during each Related Month shall be at least equal to the lesser of (a) 1.50% and (b) such lower percentage in respect of which the Rating Agency Condition with respect to each Series of Notes Outstanding shall have been satisfied.

25.  CERTAIN REPRESENTATIONS AND WARRANTIES.  The Lessee represents and warrants to the Lessor and the Trustee that as of the Restatement Effective Date, as of each Vehicle Operating Lease Commencement Date and as of each Closing Date with respect to each subsequent Series of Notes:

25.1.  Organization; Power; Qualification.  The Lessee has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power under the laws of such State to execute and deliver this Agreement and the other Related Documents (other than any Related Documents relating only to a Segregated Series of Notes) to which it is a party and to perform its obligations hereunder and thereunder, and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction where the character of its properties or the nature of its business makes such qualification necessary and where the failure to do so would reasonably be expected to result in a Material Adverse Effect.

25.2.  Authorization; Enforceability.  Each of this Agreement and the other Related Documents (other than any Related Documents relating only to a Segregated Series of Notes) to which it is a party has been duly authorized, executed and delivered on behalf of the Lessee and, assuming due authorization, execution and delivery by the other parties hereto or thereto, is a valid and legally binding agreement of the Lessee enforceable against the Lessee in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general equitable principles, whether considered in a proceeding at law or in equity or by an implied covenant of good faith and fair dealing).

25.3.  Compliance.  The execution, delivery and performance by the Lessee of this Agreement and the Related Documents (other than any Related Documents relating only to a Segregated Series of Notes) will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Lessee pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement, guarantee, lease financing agreement or other similar agreement or instrument under which the Lessee is a debtor or guarantor (except to the extent that such conflict, breach, creation or imposition is not reasonably likely to have a Material Adverse Effect) nor will such action result in a violation of any provision of applicable law or regulation (except to the extent that such violation is not reasonably likely to result in a Material Adverse Effect) or of the provisions of the certificate of incorporation or the by-laws of the Lessee.

25.4.  Other.  There is no consent, approval, authorization, order, registration or qualification of or with any Governmental Authority having jurisdiction over the Lessee which is required for, and the absence of which would materially affect, the execution, delivery and performance of this Agreement or the Related Documents (other than any Related Documents relating only to a Segregated Series of Notes).

25.5.  Financial Statements.  (a)  The Lessee has furnished each of the Lessor and the Trustee with, and the Lessor and the Trustee hereby acknowledge receipt of, a copy of the Lessee’s Annual Report to the Securities and Exchange Commission (the “SEC”) on Form 10-K for the year ended December 31, 2008 (the “10-K Report”).  The financial statements set forth in such report present fairly in all material respects the consolidated financial position of the Lessee and its consolidated subsidiaries at December 31, 2008 and 2007, and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 2008, in conformity with generally accepted accounting principles in the United States.

(b)  The Lessee has furnished each of the Lessor and the Trustee with, and the Lessor and the Trustee hereby acknowledge receipt of, a copy of the Lessee’s Quarterly Report to the SEC on Form 10-Q for the quarter ended June 30, 2009 (the “10-Q Report”).  The financial statements set forth in such report present fairly in all material respects the consolidated financial position of the Lessee and its consolidated subsidiaries at June 30, 2009 and the consolidated results of operations and cash flows of the Lessee and its consolidated subsidiaries for the quarterly period ended June 30, 2009, in conformity with generally accepted accounting principles in the United States.

(c)  As of the date of this Agreement there has not occurred any material adverse change in the financial position of the Lessee and its subsidiaries considered as a whole, since December 31, 2008, other than as set forth or contemplated in the 10-K Report or the 10-Q Report.

(d)  The financial data which shall be delivered to the Lessor and the Trustee pursuant to Section 26.5 will be prepared in conformity with generally accepted accounting principles in the United States and will present fairly in all material respects the financial condition of the Lessee as of the dates thereof and the results of its operations for the periods covered thereby.

25.6.  Investment Company Act.  The Lessee is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the Lessee is not subject to any other statute which would impair or restrict its ability to perform its obligations under this Agreement or the other Related Documents (other than any Related Documents relating only to a Segregated Series of Notes), and neither the entering into or performance by the Lessee of this Agreement violates any provision of such Act.

25.7.  Supplemental Documents True and Correct.  All information contained in any material Supplemental Document which has been submitted, or which may hereafter be submitted by the Lessee to the Lessor is, or will be, true, correct and complete in all material respects.

25.8.  [Reserved].

25.9.  ERISA.  The Lessee has satisfied the minimum funding standards under ERISA with respect to its Plans and is in compliance in all material respects with the currently applicable provisions of ERISA.

25.10.  Indemnification Agreement.  The Indemnification Agreement is in full force and effect, and is a valid and legally binding agreement of the Lessee enforceable against the Lessee in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general equitable principles, whether considered in a proceeding at law or in equity and by an implied covenant of good faith and fair dealing).

25.11.  Eligible Vehicles.  Each Vehicle is or will be, as the case may be, on the applicable Vehicle Operating Lease Commencement Date, an Eligible Vehicle.

26.  CERTAIN AFFIRMATIVE COVENANTS.  Until the expiration or termination of this Agreement, and thereafter until the obligations of the Lessee under this Agreement and the Related Documents (other than any Related Documents or portions thereof relating only to a Segregated Series of Notes) are satisfied in full, the Lessee covenants and agrees that, unless at any time the Lessor and the Trustee shall otherwise expressly consent in writing, it will:

26.1.  Corporate Existence; Foreign Qualification.  Do and cause to be done at all times all things necessary to (i) maintain and preserve its corporate existence; (ii) be, and ensure that it is, duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the character of its properties or the nature of its business makes such qualification necessary and where the failure to so qualify would be reasonably expected to result in a Material Adverse Effect; and (iii) comply with all Contractual Obligations and Requirements of Law binding upon it, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to result in a Material Adverse Effect.

26.2.  Books, Records and Inspections.  (i) Maintain complete and accurate books and records with respect to the Vehicles leased by it under this Agreement and the other HVF Vehicle Collateral and (ii) at any time and from time to time during regular business hours, upon not less than reasonable prior notice from the Lessor or the Trustee, permit the Lessor or the Trustee (or such other person who may be designated from time to time by the Lessor or the Trustee) to examine and make copies of such books, records and documents in the possession or under the control of the Lessee relating to the Vehicles leased under this Agreement and the other HVF Vehicle Collateral; and (iii) permit the Lessor, the Trustee or the Collateral Agent (or such other person who may be designated from time to time by the Lessor, the Trustee or the Collateral Agent) to visit the office and properties of the Lessee for the purpose of examining such materials, and to discuss matters relating to the Vehicles leased under this Agreement with the Lessee’s independent public accountants or with any of the officers or employees of the Lessee having knowledge of such matters, all at such reasonable times and as often as the Lessor or the Trustee may reasonably request.  The Lessor agrees that it will not disclose any information obtained pursuant to this Section 26.2 which is not otherwise publicly available without the prior approval of the Lessee, except that the Lessor may disclose such information (x) to its officers, employees, attorneys and advisors, in each case on a confidential and need-to-know basis, and (y) as required by applicable law or compulsory legal process.

26.3.  ERISA.  Comply with the minimum funding standards under ERISA with respect to its Plans and use its best efforts to comply in all material respects with all other applicable provisions of ERISA and the regulations and interpretations promulgated thereunder.

26.4.  Merger.  Not merge or consolidate with or into any other Person unless (i) the Lessee is the surviving entity of such merger or consolidation or (ii) the surviving entity of such merger or consolidation expressly assumes the Lessee’s obligations under this Agreement.

26.5.  Reporting Requirements.  Furnish, or cause to be furnished to the Lessor and the Trustee:

(i)  within 120 days after the end of each of its fiscal years, copies of the Annual Report on Form 10-K filed by the Lessee with the SEC or, if the Lessee is not a reporting company, information equivalent to that which would be required to be included in such an Annual Report if it were a reporting company, including without limitation, consolidated financial statements consisting of a balance sheet of the Lessee and its consolidated subsidiaries as at the end of such fiscal year and statements of income, stockholders’ equity and cash flows of the Lessee and its consolidated subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year (if applicable), certified by and containing an opinion, unqualified as to scope, of a firm of independent certified public accountants of nationally recognized standing selected by the Lessee and acceptable to the Lessor and the Trustee;

(ii)  within 60 days after the end of each of the first three quarters of each of its fiscal years, copies of the Quarterly Report on Form 10-Q filed by the Lessee with the SEC or, if the Lessee is not a reporting company, information equivalent to that which would be required to be included in such a Quarterly Report if it were a reporting company, including without limitation, (x) financial statements consisting of consolidated balance sheets of the Lessee and its consolidated subsidiaries as at the end of such quarter and statements of income, stockholders’ equity and cash flows of the Lessee and its consolidated subsidiaries for each such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year (if applicable), all in reasonable detail and certified (subject to normal year-end audit adjustments) by a senior financial officer of the Lessee as having been prepared in accordance with GAAP;

(iii)  simultaneously with the delivery of the Annual Report on Form 10-K (or equivalent information) referred to in (i) above and the Quarterly Report on Form 10-Q (or equivalent information) referred to in (ii) above, an Officer’s Certificate of the Lessee stating whether, to the knowledge of such officer, there exists on the date of the certificate any condition or event which then constitutes, or which after notice or lapse of time or both would constitute, a Potential Operating Lease Event of Default or Operating Lease Event of Default, and, if any such condition or event exists, specifying the nature and period of existence thereof and the action of the Lessee is taking and proposes to take with respect thereto.

(iv)  promptly after becoming aware thereof, (a) notice of the occurrence of any Potential Operating Lease Event of Default or Operating Lease Event of Default, together with a written statement of an Authorized Officer describing such event and the action that the Lessee proposes to take with respect thereto, and (b) notice of any Amortization Event;

(v)  promptly after obtaining actual knowledge thereof, notice of any Manufacturer Event of Default or termination or replacement of a Manufacturer Program;

(vi)  promptly after any executive officer of the Lessee becomes aware of the occurrence of any Reportable Event (other than a reduction in active Plan participants) with respect to any Plan, a certificate signed by the Executive Vice President and Chief Financial Officer, the Treasurer or the Controller of the Lessee setting forth the details as to such Reportable Event and the action which the Lessee is taking and proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation.

(vii)  from time to time while this Agreement is in effect, upon the reasonable request of the Lessor or the Trustee, officials of the Lessee will confer with officials of the Lessor or the Trustee, as applicable, and advise them as to matters bearing on the Vehicles or the operations or financial condition of the Lessee.

Notwithstanding the foregoing, if any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of the Lessee’s accountants not being “independent” (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Lessee may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information, provided that the Lessee shall in any event be required to make such filing and so transmit or make available such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this section.

26.6.  Indemnification Agreement.  Comply in all material respects with all of its obligations under the Indemnification Agreement.

26.7.  Ford Program Agreements.  Comply in all material respects with all of its obligations (other than to the extent to which any such obligations and rights of the applicable counterparties arising from non-compliance with such obligations relate solely to any Series-Specific Collateral for any Segregated Series) under those certain Auction Agent Agreements dated as of various dates by and among the Servicer, the Lessee, the Trustee and the various auction houses at which Program Vehicles manufactured by Ford are sold pursuant to which such auction houses agree to certain procedures regarding the transfer of title to such Program Vehicles.

27.  NO PETITION.  Each of the Lessee and the Servicer hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all of the Indenture Notes, it will not institute against, or join with, encourage or cooperate with any other Person in instituting against the Lessor, the Nominee, the HFC Nominee or the Intermediary, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.  In the event that the Lessee or the Servicer takes action in violation of this Section 27, the Lessor, the Nominee, the HFC Nominee or the Intermediary, as the case may be, agrees, for the benefit of the Indenture Noteholders, that it shall file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by the Lessee or the Servicer, as the case may be, against it or the commencement of such action and raise the defense that the Lessee or the Servicer, as the case may be, has agreed in writing not to take such action and should be estopped and precluded therefrom.  The provisions of this Section 27 shall survive the termination of this Agreement.

28.  SUBMISSION TO JURISDICTION.  The Lessor and the Trustee may enforce any claim arising out of this Agreement in any state or federal court having subject matter jurisdiction, including, without limitation, any state or federal court located in the State of New York.  For the purpose of any action or proceeding instituted with respect to any such claim, the Lessee hereby irrevocably submits to the jurisdiction of such courts.  The Lessee further irrevocably consents to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to the Lessee and agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to it.  Nothing herein contained shall affect the right of the Trustee and the Lessor to serve process in any other manner permitted by law or preclude the Lessor or the Trustee from bringing an action or proceeding in respect hereof in any other country, state or place having jurisdiction over such action. The Lessee hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court located in the State of New York and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

29.   GOVERNING LAW.  THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  All obligations of the Lessee and the Servicer and all rights of the Lessor or the Trustee expressed herein shall be in addition to and not in limitation of those provided by applicable law or in any other written instrument or agreement.

30.  JURY TRIAL.  EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT TO WHICH IT IS A PARTY, OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED TRANSACTION, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

31.  NOTICES.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party, addressed to it, at its address or telephone number set forth on the signature pages below, or at such other address or telephone number as such party may hereafter specify for the purpose by notice to the other party.  Copies of notices, requests and other communications delivered to the Trustee, the Lessee and/or the Lessor pursuant to the foregoing sentence shall be sent to the following addresses:

TRUSTEE:

The Bank of New York Mellon Trust Company, N.A.
2 North LaSalle Street
Chicago, IL 60602
Attention:  Corporate Trust Administration Structured
Finance
Telephone:  (312) 827-8569
Fax:  (312) 827-8562

LESSOR:

225 Brae Boulevard
Park Ridge, NJ 07656
Attention:  Treasury Department
Telephone:  (201) 307-2000
Fax:  (201) 307-2746

LESSEE:

225 Brae Boulevard
Park Ridge, NJ 07656
Attention:  Treasury Department
Telephone:  (201) 307-2000
Fax:  (201) 307-2746

Each such notice, request or communication shall be effective when received at the address specified below.  Copies of all notices must be sent by first class mail promptly after transmission by facsimile.

32.  SURVIVABILITY.  In the event that, during the term of this Agreement, the Lessee becomes liable for the payment or reimbursement of any obligations, claims or taxes pursuant to any provision hereof, such liability will continue, notwithstanding the expiration or termination of this Agreement, until all such amounts are paid or reimbursed by the Lessee.

33.  HEADINGS.  Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

34.  EXECUTION IN COUNTERPARTS.  This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused it to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

LESSOR:

HERTZ VEHICLE FINANCING LLC

By:	/s/ R. Scott Massengill
Scott Massengill
Vice President & Treasurer

	Address:	225 Brae Boulevard
Park Ridge, NJ 07656
	Attention:	Treasury Department
	Telephone:	(201) 307-2000
	Fax:	(201) 307-2746

LESSEE AND SERVICER:

THE HERTZ CORPORATION

By:	/s/ R. Scott Massengill
Scott Massengill
Treasurer

	Address:	225 Brae Boulevard
Park Ridge, NJ 07656
	Attention:	Treasury Department
	Telephone:	(201) 307-2000
	Fax:	(201) 307-2746

Acknowledging its obligations under Section 27 hereof:

NOMINEE:

HERTZ VEHICLES LLC,

by
/s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Vice President & Treasurer

HFC NOMINEE:

HERTZ FUNDING CORPORATION,

by
/s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Vice President & Treasurer